Exhibit 99.1

Press Release	Source: American Building Control, Inc.

AMERICAN BUILDING CONTROL AGREES TO SELL THE ASSETS OF ITS
DISTRIBUTION AND RETAIL BASED OPERATIONS TO MACE SECURITY
INTERNATIONAL

SAN ANTONIO, TEXAS – JUNE 22, 2004 – American Building Control, Inc. (“ABC”) (NASDAQ: ABCX) today announced that it has entered into an agreement to sell the assets of its two distribution and retail based operating units to Mace Security Products, Inc., a wholly owned subsidiary of Mace Security International, Inc. (NASDAQ: MACE). The purchase price will be approximately $5.65 million, subject to certain adjustments to be determined as of the closing of the transaction. The transaction is subject to customary conditions to closing, and is expected to close in July of this year. Both companies have agreed to consummate the sale within the next few weeks.

The two divisions being sold are SecurityandMoreTM and Industrial Vision Source that largely comprise the company’s DSG group. The two divisions had combined annual revenues of approximately $20 million in fiscal year 2003. While these units are very solid operations, they do not fit the company’s new strategic direction of developing high-value integrated security solutions through its core operating business, MDI Security Systems (MDI).

“The proceeds from the sale of these non-core units will allow ABC to accelerate implementation of MDI’s business plan to deliver the best enterprise level security solutions to the marketplace. The consolidation of core operating units and the corporate offices to San Antonio will streamline the organization and allow us to respond to our customers increasing security needs, and to continue our commitment to focus on shareholder value.” said Danny Mills, CEO of ABC.

About American Building Control, Inc.

American Building Control is a leading provider of centralized, integrated security solutions for the corporate, government and institutional markets. For more information on American Building Control, Inc. please contact Richard Larsen (972) 353-6575, or visit our website www.americanbuildingcontrol.com .

About MDI Security Systems

For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its clients through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com .

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.